Exhibit 10.01

July 30, 2008

Allen Partners
7700 Congress Avenue, Suite 3207
Boca Raton, FL 33487

Ladies and Gentlemen:

This letter is being delivered to you in connection with the Placement Agency Agreement (the “Placement Agency Agreement”) between Beacon Enterprise Solutions Group, Inc., a Nevada corporation (the “Company”) and Allen Partners (“Allen Partners”) relating to the private offering of up to 3,750,000 units ($3,000,000), with each unit (a “Unit”) being offered and sold at $0.80 per Unit. Each Unit shall consist of (i) I share of the Company’s common stock, $0.001 par value (“Common Stock”) per share (each, a “Share” and collectively, the “Shares”) and (ii) warrants (each, a “Warrant” and collectively, the “Warrants”) to purchase 0.50 shares of Common Stock (the “Warrant Shares”) at an initial exercise price equal to $1.00 per share. The Units are being offered to “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to the Private Placement Memorandum dated July 25, 2008, as the same may be supplemented from time to time (the “Memorandum”).

As a condition of the consummation of the Offering, the undersigned hereby agrees that the undersigned or its assigns will not, without the prior consent of Allen Partners, which consent shall not be unreasonably withheld, during the period beginning as of the date hereof and ending upon the earlier of (i) 90 days following the effectiveness of the initial resale registration statement that is filed pursuant to the Registration Rights Agreement and (ii) 270 days from the Final Closing (l) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company held by the undersigned (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock or; (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any securities of the Company which are substantially similar to the Common Stock. The foregoing shall not restrict transfers to (i) a trust for the benefit of the undersigned or to any immediate family member of the undersigned (spouse, father, mother, sister, brother, son, daughter, grandson and/or granddaughter) or a trust for the benefit of any such person, but in each case only if, prior to any transfer, the proposed transferee delivers its irrevocable proxy to the undersigned granting the undersigned exclusive voting rights with respect to the shares to be transferred or (ii) a corporation or other entity controlled by the undersigned.

In addition, the undersigned hereby agrees to consult with Allen Partners with regard to any private sales the undersigned may wish to consummate while this agreement is in effect and, provided that Allen Partners consents to a proposed private sale (such consent not to be unreasonable withheld), the undersigned will offer Allen Partners the exclusive opportunity to purchase or sell such securities on terms at least as favorable to the undersigned as they can secure elsewhere. If Allen Partners fails to accept in writing any such proposal for sale by the undersigned within three (3) business days after receipt of a notice containing such proposal and provided that Allen Partners has consented to such proposed sale, then Allen Partners shall have no claim or right with respect to any such sales contained in any such notice. If, thereafter, such proposal is modified in any material respect, the undersigned shall adopt the same procedure as with respect to the original proposal.

Yours very truly,

/s/ Bruce Widener
Bruce Widener 15312 Champion Lakes Place Louisville, KY 40245